As filed with the Securities and Exchange Commission on March 28, 2023

Registration Nos. 333-200640

333-212230

333-222216

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to Form S-8 Registration Statement No. 333-200640

Post-Effective Amendment No. 2

to Form S-8 Registration Statement No. 333-212230

Post-Effective Amendment No. 2

to Form S-8 Registration Statement No. 333-222216

UNDER

THE SECURITIES ACT OF 1933

Atlas Corp.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	98-1529261
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

23 Berkeley Square

London, United Kingdom

W1J 6HE

Telephone: +44 20 7788 7819

(Address, including zip code, and telephone number, including area code, of principal executive office)

Atlas Corp. Amended and Restated Stock Incentive Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

Telephone: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Hillary H. Holmes

Mark D. Director

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Telephone: (346) 718-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments No. 2 (“Post-Effective Amendments No. 2”) to the Registration Statements on Form S-8, File Nos. 333-200640, 333-212230 and 333-222216 (as amended, collectively, the “Registration Statements”) are being filed by Atlas Corp., a Republic of the Marshall Islands corporation (“Atlas” or the “Registrant”), as the successor registrant to Seaspan Corporation, a Republic of the Marshall Islands corporation and the former publicly-traded parent of Atlas to deregister any and all common shares, par value $0.01 per share, of Atlas (the “Common Shares”) registered by the Registrant that remain unsold pursuant to the Atlas Corp. Amended and Restated Stock Incentive Plan.

Effective as of March 28, 2023, as contemplated by the Agreement and Plan of Merger, dated as of October 31, 2022, by and among the Registrant, Poseidon Acquisition Corp. (“Poseidon”), and Poseidon Merger Sub, Inc., a wholly-owned subsidiary of Poseidon (“Merger Sub”), Merger Sub merged with and into the Registrant with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Poseidon (other than with respect to the Registrant’s preferred shares) (the “Merger”).

As part of the Merger, the Registrant has terminated any and all offerings of the Common Shares pursuant to existing registration statements, including these Registration Statements. In accordance with the undertakings made by the Registrant in these Registration Statements to remove from registration, by means of a post-effective amendment, any of the Registrant’s Common Shares that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of these Post-Effective Amendments No. 2 to the Registration Statements, any and all Common Shares registered under these Registration Statements that remain unsold as of the effectiveness of the Merger on March 28, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 2 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, Hong Kong on March 28, 2023.

ATLAS CORP.

By:	/s/ Andrew E. Derksen
Andrew E. Derksen
Corporate Secretary and General Counsel

Note: Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments No. 2 to the Registration Statements.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly undersigned representative in the United States of Atlas Corp., has signed these Post-Effective Amendments No. 2 to the Registration Statements in the City of Newark, State of Delaware, on March 28, 2023.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi Authorized Representative in the United States